Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to the Registration Statement (Form S-1 No. 333-140544) and related Prospectus of Riverbed Technology, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated February 8, 2007, with respect to the consolidated financial statements and schedule of Riverbed Technology, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Francisco, California

February 14, 2007